                             COGNITRONICS CORPORATION
                                3 Corporate Drive
                         Danbury, Connecticut 06810-4130




                    Notice of Annual Meeting of Stockholders
                                   May 8, 1997




To the Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Cognitronics Corporation (the"Company") will be held at the offices of the Company, at 3 Corporate Drive, Danbury, Connecticut on May 8, 1997, at 10:00 a.m., for the following purposes:

  1.  To elect seven directors to the Board of Directors.

  2. To approve the selection of Ernst & Young LLP as independent auditors for the Company for the year ending December 31, 1997.

  3. To conduct such other business as may properly come before the meeting, including any adjournment thereof.

Only holders of Common Stock of the Company of record at the close of business on March 27, 1997 will be entitled to vote at the meeting or any adjournment thereof.

A proxy statement and proxy are enclosed.

                                                                 Harold F. Mayer
                                                                       Secretary
April 4, 1997



                              YOUR VOTE IS IMPORTANT

   You are urged to sign, date and promptly return your proxy in the enclosed envelope.

                             COGNITRONICS CORPORATION

                                  April 4, 1997

                          Annual Meeting of Stockholders
                                   May 8, 1997


                                 PROXY STATEMENT

  This proxy statement is furnished to the stockholders of Cognitronics Corporation (the "Company") in connection with the solicitation of proxies for the Annual Meeting of Stockholders to be held at the offices of the Company at 3 Corporate Drive, Danbury, Connecticut on May 8, 1997, at 10:00 a.m. and any adjournment thereof (the "Annual Meeting"). The address of the Company's principal office is 3 Corporate Drive, Danbury, Connecticut 06810-4130.

  The enclosed proxy is solicited on behalf of the Board of Directors of the Company. Execution of the proxy will not affect a stockholder's right to attend the Annual Meeting and vote in person, and stockholders giving proxies may revoke them at any time before they are exercised by a written revocation or by a duly exercised proxy bearing a later date delivered to the Secretary of the Company. Proxies in the form enclosed, unless previously revoked, will be voted at the Annual Meeting as set forth in the proxies or, if no choice is indicated, in favor of each of the proposals outlined below. Should any matter other than those indicated herein properly come before the Annual Meeting for a vote (including any adjournment), the persons designated as proxies will vote thereon in accordance with their best judgment. If any proposal has not received sufficient votes for approval at the Annual Meeting, management will consider one or more adjournments to permit additional voting on the proposal.

  The owners of Common Stock have all voting rights with respect to matters to come before the Annual Meeting. Each share of Common Stock is entitled to one vote. At the close of business on March 27, 1997, there were outstanding and entitled to vote 3,485,633 shares of Common Stock. Only holders of Common Stock of record at the close of business on March 27, 1997 will be entitled to vote at the Annual Meeting.

Security Ownership

  The following table sets forth information as to ownership of the Common Stock of the Company as of March 1, 1997 with respect to (i) current directors and nominees for directors of the Company; (ii) those executive officers listed on the Summary Compensation Table; (iii) all current directors and officers as a group; and (iv) beneficial owners of more than 5%.

                                                     Shares        Percent of
       Name of                                    Beneficially       Shares
   Beneficial Owner                                  Owned         Outstanding
   ----------------                               ------------     -----------
Edward S. Davis............................          5,626(c)          (a)

Brian J. Kelley............................        240,942(b)         6.9%

Jack Meehan................................          1,831(c)          (a)

William A. Merritt.........................          4,871(c)          (a)

Timothy P. Murphy..........................          5,701(c)          (a)

David H. Shepard...........................          3,714(d)          (a)

Roy A. Strutt..............................        117,017(b)         3.4%

Kenneth G. Brix............................         47,532(b)         1.4%

Michael N. Keefe...........................      49,530(b)(e)         1.4%

Garrett Sullivan...........................         55,939(b)         1.6%

All current directors and officers as a
group, including those listed above,
consisting of 12 persons...................  603,693(b)(c)(f)         17.3%



(a)  The  percentage of shares beneficially owned does  not  exceed one percent.
(b) Of the shares of Common Stock shown above as beneficially owned, the number of shares with respect to which the following persons had a right to acquire beneficial ownership within 60 days were: Brian J. Kelly -152,823, Roy A. Strutt - 41,485, Kenneth G. Brix -21,532, Michael N. Keefe - 21,214, Garrett Sullivan - 25,810 and all current directors and officers as a group - 278,387. Other than shares as to which he had a right to acquire beneficial ownership, or as noted below, each person held sole voting and sole investment power with respect to the shares shown above.
(c) Does not include deferred compensation in the form of deferred shares of Common Stock held on the books and records of the Company in the following amounts: Edward S. Davis - 7,642 shares, Jack Meehan - 7,642 shares, William A. Merritt - 3,881 shares, Timothy P. Murphy - 7,642 shares and all current officers and directors as a group - 26,807 shares.
(d) With respect to 2,965 of the shares, voting and investment power is shared with Mr. Shepard's spouse.
(e) With respect to 2,015 of the shares, voting and investment power is shared with Mr. Keefe's spouse.
(f) With respect to 15,454 of the shares, voting and investment power is shared with the spouses of the beneficial owners.

1.    ELECTION OF DIRECTORS

  At the Annual Meeting, seven directors are to be elected, to serve for the ensuing year and until their respective successors are elected and qualified. Proxies in the accompanying form will be voted for the election of the nominees listed below unless instructions are given on the proxy to withhold authority to vote for one or more of the nominees. In the event that one or more of such persons becomes unavailable for election as a director, which is not anticipated, the shares represented by the accompanying proxy will be voted for one or more substitutes approved by management, or the size of the Board of Directors will be reduced.

Information Concerning Nominees

  The following table sets forth with respect to each nominee: (1) his name and age, all positions and offices with the Company currently held by him, and his principal occupation over the last five years (including other directorships and business experience) and (2) the period during which he has served as a director of the Company.



                   Name, Age, Positions, Principal Occupation,        Director
                      Directorships and Business Experience            Since
                   -------------------------------------------        --------

Edward S. Davis, 65, is a partner with the New York law firm of           1981
     Hughes Hubbard & Reed LLP.  He is a director of Hillenbrand
     Industries, Inc.

Brian J. Kelley, 45, has been President and Chief Executive               1994
     Officer of the Company since January 1994. Prior to that he was Executive Vice President of TIE/Communications, Inc. from
     1991 to 1994, President of CTG, Inc., a subsidiary of TIE/Canada, Inc. from 1990 to 1991 and President of TIE/
     National Accounts, Inc. from 1986 to 1990.

Jack Meehan, 47, has been President and Chief Executive Officer           1991
     of Aztec East Inc. since 1983.

William A. Merritt, 60, has been President of Integrated                  1994
     Communications Systems, Corp. since 1992 and is also Vice
     President and General Counsel of Seaboard Properties, Inc.
     He was President of Wiltel Communications Systems, Inc. from
     1990 to 1992, prior to which he was Executive Vice President of TIE/Communications, Inc. for more than five years. He is a director of The Treasurers Fund, Inc.

Timothy P. Murphy, 69, was Vice President, Investor Relations and         1985
     Financial Administration of GTE Corporation from 1987 to 1992,
     Vice President, Financial Administration from 1984 to 1986 and
     Vice President and Controller from 1976 to 1984.

David H. Shepard, 73, was Chairman of the Board of the Company            1962
     from 1987 to 1992 and also from 1978 to 1984.  He was Senior
     Vice President and Chief Scientific Officer of the Company from 1990 through 1991. He was Chief Executive Officer from
     1984 to 1989. He was President from 1984 through 1986 and also from 1962 to 1978. He has been Chairman of Cognitronics
     Imaging Systems, Inc. since 1994 and was President from 1992 to 1994.

Roy A. Strutt, 40, has been Vice President, European Operations           1995
     of the Company since July 1994. Since 1992, he has been Managing Director of Dacon Electronics Plc, which was acquired by the Company in November 1992. He was Director of Sales and Operations at Dacon Electronics Plc from 1990 to 1992, prior to which he was Managing Director of Automatic Answering Ltd.
     for four years.

The foregoing nominees are all members of the Board of Directors and each was elected at the 1996 Annual Meeting of Stockholders.

Voting Procedure

        The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock of the Company is necessary to constitute a quorum at the Annual Meeting. To be elected, a nominee must receive the affirmative vote of the holders of a plurality of the outstanding shares of Common Stock entitled to vote and represented at the Annual Meeting. Shares represented at the meeting by proxy which are not voted because the stockholder has elected to abstain or has withheld authority will be counted in determining the presence of a quorum but will not be counted as for the election of the director or directors. Shares represented at the meeting by proxy for which the proxy card has been left blank will be counted as for the election of each director.

Executive Compensation

        The following tables and notes set forth the compensation paid or accrued by the Company during the fiscal years ended December 31, 1996, 1995 and 1994 to its five most highly compensated executive officers whose aggregate cash compensation exceeded $100,000 for services rendered to the Company in 1996.

                            SUMMARY COMPENSATION TABLE

                                                                           Long-term
                                               Annual  Compensation    Compensation  Awards
                                               --------------------    --------------------
           (a)                           (b)      (c)         (d)         (e)         (f)         (g)
                                                                        Restricted  Options/     All Other
                                                Salary       Bonus        Stock      SARs         Comp.
Name and Principal Position             Year      $           $(1)         $(2)        #          $(3)
---------------------------             ----    ------       -----      ----------  --------     ---------
Brian J. Kelley                         1996   205,769       62,330                   22,283       3,963
President and Chief Executive Officer   1995   200,000       85,000       127,500                  2,838
                                        1994   188,462       48,750                  243,419       1,804

Roy A. Strutt                           1996   126,980       81,473                   10,000      12,545
Vice President, European Operations     1995   122,548      100,000        54,188                 10,579
and Managing Director, Dacon            1994   110,349       19,851                   32,000      10,238
Electronics Plc

Kenneth G. Brix                         1996   120,112       14,750                    9,032       2,347
Vice President, Sales                   1995   121,811       20,000        54,188                    833
                                        1994    89,267       14,625                   21,538       1,071

Michael N. Keefe                        1996    93,669       22,000                    8,714       2,288
Vice President, Engineering             1995    86,100       30,000        54,188                    833
                                        1994    74,100       14,625                   21,333       1,441

Garrett Sullivan                        1996    94,433       18,500                    8,810       2,428
Treasurer and Chief Financial Officer   1995    90,250       24,000        54,188                  1,895
                                        1994    90,250       14,625                   26,124       1,765

(1) In 1994, these amounts represent the fair market value of a one-time stock bonus, except that the amount reported for Mr. Strutt also includes a cash bonus of $5,226.

(2) On June 30, 1995, the Compensation Committee awarded restricted shares of Common Stock under the terms of the Restricted Stock Plan, as follows: Mr. Kelley - 40,000 shares and Messrs Strutt, Brix, Keefe and Sullivan - 17,000 shares each. The value of the shares on the award date is reflected in the table above. The shares vest 20% annually beginning June 30, 1997, subject to accelerated vesting if established performance-based targets are achieved in the years ending December 31, 1995, 1996, 1997 and 1998, provided the officer remains employed by the Company until the vesting date (except that if the officer is terminated prior to the vesting date by reason of a change in control, all restricted shares shall become vested immediately). Dividends will be paid on the restricted shares. Upon the achievement of certain established targets for the year ended December 31, 1995, shares vested on that date, as follows: Mr. Kelley - 12,000 shares and Messrs. Strutt, Brix, Keefe and Sullivan - 5,100 shares each. No shares vested in 1996. The number of shares and value of the aggregate restricted stock holdings at December 31, 1996 are: Mr. Kelley - 28,000 shares, $98,000 and Messrs. Strutt, Brix, Keefe and Sullivan - each 11,900 shares, $41,650.

(3) These amounts represent (a) the Company's matching contributions up to 1.5% of eligible compensation to the Company's 401(k) Retirement Plan, (b) pension contributions and (c) term life insurance premiums paid by the Company for the benefit of the officers' beneficiaries, in the following
     amounts: Mr. Kelley   $2,375 in matching contributions and $1,588 in
     insurance premiums, Mr. Strutt   $12,545 in pension contributions, Mr. Brix
     $1,442 in matching contributions and $905 in insurance premiums, Mr. Keefe $1,590 in matching contributions and $698 in insurance premiums and Mr.
     Sullivan   $1,646 in matching contributions and $782 in insurance premiums.
     There are no cash values associated with the term life insurance

                              Option Grants in 1996

<CAPTIONS>                                                                         Potential Realized Value at
                                                                                   Assumed Annual Rates of Stock
                                         Individual Grants                         Price Appreciation for Option Term
                    ------------------------------------------------------------   ----------------------------------
     (a)              (b)          (c)         (d)          (e)          (f)          (g)          (h)          (i)
                                % of Total                Market
                                  Options                Price on
                                Granted to   Exercise     Date of
                     Options    Employees     Price        Grant      Expiration
Name               Granted (#)   in 1996      ($/Sh)       ($/Sh)        Date        0%($)        5%($)       10%($)
---------------    -----------  ----------   ---------   ---------    ----------     -----        -----       ------
Brian J. Kelley      20,000(1)       15.7%        3.63                  12/16/01         0       20,030       44,262
                      2,823(2)        2.2%        3.72        4.38       9/30/97     1,849        2,467        3,084

Roy A. Strutt        10,000(1)        7.8%        3.63                  12/16/01         0       10,015       22,131

Kenneth G.Brix        7,500(1)        5.9%        3.63                  12/16/01         0        7,511       16,598
                      1,532(2)        1.2%        3.72        4.38       9/30/97      1,003       1,339        1,674

Michael N.Keefe       7,500(1)        5.9%        3.63                  12/16/01          0       7,511       16,598
                      1,214(2)        1.0%        3.72        4.38       9/30/97        795       1,061        1,326

Garrett Sullivan      7,500(1)        5.9%        3.63                  12/16/01          0       7,511       16,598
                      1,310(2)        1.0%        3.72        4.38       9/30/97        858       1,145        1,431


(1) These options were granted under the Company's 1990 Stock Option Plan at an exercise price equal to the closing market price on the date of grant. Normally, options are granted in connection with the review of annual compensation; however, the Compensation Committee may grant options at other date at other dates at its discretion.

(2) These options were grante under the Company's 1967 Employee Stock Purchase Plan and they expire one year after date of grant.

       Aggregate Option Exercises in 1996 and 1996 Year-end Options Values

         (a)               (b)            (c)           (d)           (e)
---------------------  ------------   -----------  ------------- ------------
                                                                    Value of
                                                     Number of    Unexercised
                                                    Unexercised  In-the-Money
                                                     Options at   Options at
                          Shares         Value      Year-end (#)  Year-end ($)
                        Acquired on   Realized on   Exercisable/  Exercisable/
Name                   Exercise (#)   Exercise ($)  Unexercisable Unexercisable
Brian J. Kelley . . .     3,419          7,385         102,828        74,879
                                                        69,995        37,434

Roy A. Strutt . . . .                                   21,334        16,001
                                                        20,666         8,000

Kenneth G. Brix . . .                                    8,198        13,334
                                                        13,334         6,666

Michael N. Keefe  . .     1,333          3,213          14,548        10,001
                                                        14,166         5,000

Garrett Sullivan  . .     1,624          3,508           9,476         6,125
                                                        16,334        12,251
Pension Plans

   In 1977, the Company adopted a non-contributory, defined benefit pension plan covering substantially all employees in the United States. The Company's policy is to fund accrued pension costs, which include normal costs and amortization of the unfunded actuarial liability over twenty years.

   In 1994, the Company amended the pension plan to eliminate future benefit accruals after June 30, 1994. Accordingly, new employees are not eligible to participate in the plan and the accrued pension benefit of earlier participants will remain at the level earned based on service through June 30, 1994. At January 1, 1996, the accrued annual pension benefits payable upon the retirement of the officers identified in the Summary Compensation Table were: Brian J. Kelley - $0; Michael N. Keefe - $6,319; Roy A. Strutt - $0; Garrett Sullivan - $4,623; and Kenneth G. Brix - $0.

   In 1991, the Company adopted a Supplemental Pension Plan for Officers. All officers of the Company may participate in the plan providing they have been employed on a full-time basis by the Company as an officer for at least ten years immediately preceding their retirement. All benefits payable under the plan are unfunded obligations of the Company and are to be made, as due, from the general funds of the Company. In 1994, the Company terminated the plan effective June 30, 1996; accordingly, officers who retire after that date will not be entitled to receive benefits under the plan. None of the officers identified in the Summary Compensation Table are eligible to receive benefits under the plan upon retirement.

Compensation of Directors

   Directors who were not employees of the Company were entitled to payment of
(a) an annual fee of $3,000 and (b) $1,000 (maximum $5,000 per year) for each Board meeting attended, of which there were four during 1996, and for each meeting of a committee of the Board not held in conjunction with a Board meeting, of which there was one in 1996. Directors may voluntarily defer the receipt of such fees to a future year. Fees may be paid in cash or an equivalent value in shares of Common Stock of the Company. Directors are also entitled to reimbursement of reasonable travel expenses.

Compensation Committee Interlock and Insider Participation

   The Compensation Committee is composed of Messrs. Meehan, Merritt and Murphy. In addition, Mr Davis was a member of the Compensation Committee until September 25, 1996. Mr. Davis is a partner in the law firm of Hughes Hubbard & Reed, which serves as counsel to the Company.

Report of the Compensation Committee

   The Compensation Committee (the "Committee") of the Board of Directors of the Company under the direction of the Board of Directors have prepared the following report for inclusion in this Proxy Statement. The information provided in the report is in response to requirements adopted by the Securities and Exchange Commission for reporting compensation matters to the Company's stockholders.

   The Committee annually reviews the performance contributions of the officers of the Company (including the Chief Executive Officer) and makes adjustments to all forms of compensation to those officers. In this capacity the Committee has oversight capacity, reviews the structure and cost effectiveness and sets performance objectives for the Company's various compensation programs. The Committee also administers all compensation plans of the Company payable to employees in securities of the Company. The Committee endorses the position that stock ownership by management is beneficial in aligning management's and stockholders' interests in the enhancement of stockholder value and has increasingly used these elements in the Company's compensation packages for its executive officers.

Compensation Philosophy

   The Company's compensation programs are designed to serve the Company's goals of long-term growth and to help achieve the Company's business objectives. The Company seeks to integrate all pay programs with the Company's annual and long-term business objectives and strategy and focus executive behavior on the fulfillment of those objectives.

   To that end the Company follows certain principles in its compensation of executives:

        The Company pays competitively.

        The Company is committed to providing a pay program that helps attract, motivate and retain the best people in the industry. To ensure that pay remains competitive, the Company compares its pay practices with those of comparable companies.

        The Company pays for relative sustained performance.

        Executive officers are rewarded based upon corporate performance and individual performance. Corporate performance is evaluated by reviewing the extent to which strategic and business plan goals are met, including such factors as operating profit, performance relative to competitors and timely new product introductions. Individual performance is evaluated by reviewing organizational and management development progress and the degree to which teamwork and Company values are fostered.

        The  Company seeks fairness in the administration  of pay.

        The Company applies its compensation philosophy Company-wide. The Company tries to achieve a balance of the compensation paid to a particular individual and the compensation paid to other executives inside the Company, at its subsidiaries and at comparable companies.

   To serve these objectives and maintain these principles the executive compensation program of the Company is comprised of several elements, including base salary, a cash or stock bonus, stock option, restricted stock and stock purchase plans as well as certain welfare and retirement benefits.

   By:  COMPENSATION COMMITTEE

   Jack Meehan
   William A. Merritt
   Timothy P. Murphy


Performance Graph


   The following graph compares the cumulative total return on the Company's Common Stock with the cumulative total return of the S&P 500 Index and the Media General Communications Industry Group Index (the "MG Industry Group") for the five years ended December 31, 1996.



                   COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
                     OF COMPANY, PEER GROUP AND BROAD MARKET



                Cognitronics   MG Industry    S&P 500
                                  Group
       1991          100           100          100
       1992          285           116          108
       1993           71           149          118
       1994           35           134          120
       1995          111           170          165
       1996           58           171          203


Other Information Concerning the Board or Its Committees

   The Company's Board of Directors has four Committees - Audit, Compensation, Executive and Nominating. The Audit Committee, of which Messrs. Davis, Meehan, Merritt and Murphy are members, meets with the independent auditors and reviews and reports to the Board of Directors on the scope and results of audits. The Compensation Committee, of which Messrs. Meehan, Merritt and Murphy are members, is charged with reviewing officers' compensation and administers the Company's 1967 Employee Stock Purchase Plan, 1990 Stock Option Plan and Restricted Stock Plan. The Executive Committee, of which Messrs. Davis, Kelley and Murphy are members, is authorized to consider and take action on matters in the absence of a full Board of Directors meeting. The Nominating Committee is charged with considering all nominations (including nominations by stockholders) to the Board of Directors of the Company. During 1996, the Committees met as follows: Audit
- twice, Compensation - five times and Nominating - once; the Executive Committee did not meet in 1996.

   During 1996, the Board met four times, and each Director of the Company attended 75% or more of the total number of meetings of the Board held during the year and of the Committees of the Board on which he served.

Certain Relationships and Related Transactions

   Indemnity Agreements between the Company and individual officers and directors have been executed to allow those officers and directors to benefit from the 1986 amendments to New York's indemnification statute. In accordance with the provisions of these Indemnity Agreements, the Company has agreed, subject to limitations, to indemnify and pay the reasonable expenses of officers and directors adjudicated liable in any civil, criminal or other action or proceeding, including any derivative action, for the acts or decisions made by them in good faith while performing services for the Company. Such indemnification would be made by the Company only if authorized by a court, by the Board of Directors or by the stockholders, as specified in the Indemnity Agreements, and any expenses or other amounts paid by way of indemnification, otherwise than by court order or action of the stockholders, would be reported to stockholders as provided by law. No indemnification by the Company would be made to or on behalf of any officer or director if a judgment or other final adjudication adverse to such officer or director established that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled. The Indemnity Agreements also obligate the Company to advance to officers and directors funds to pay the reasonable expenses incurred from time to time before any final determination of their rights to indemnification, subject to repayment to the extent required by the indemnification terms.

   The Company, following stockholder approval, amended its Certificate of Incorporation in 1988 to limit the personal liability of directors to the Company or its stockholders for certain breaches of duty as directors, as permitted by New York law.

   In October 1989, the Company purchased Directors' and Officers' Liability Insurance covering directors and officers for amounts up to $3 million, which was increased to $5 million in October 1990 and to $7.5 million in October 1992 and decreased to $3 million in December 1993.

   The Company entered into an Employment Contract  in January 1990 with David
H. Shepard, a director, under which Mr. Shepard was to continue as an officer until September 1993 and provide consulting services thereafter until age 75. Mr. Shepard elected to retire on December 31, 1991. In 1996, $25,980 was paid to Mr. Shepard under the contract. Mr. Shepard is entitled to receive not less than $27,989 per year for the remainder of his lifetime under the contract.

   During 1996 and in the current year, the Company retained the law firm of Hughes Hubbard & Reed LLP. Edward S. Davis, a director, is a partner of that firm.

   The Company has advanced to officers amounts required to be withheld for income taxes related to stock awards under its Restricted Stock Plan and stock bonuses. In connection therewith, during 1996 and at March 1, 1997, Brian J. Kelley, President and a director, was indebted in the amount of $64,932 to the Company, which indebtedness bears interest at the prime rate during the period outstanding.

   Except as described above, no director or officer had any material interest in any material transaction of the Company or any of its subsidiaries during the period from January 1, 1996 to March 1, 1997 or any such proposed transaction, nor had any of their associates.

Section 16(a) Beneficial Ownership Reporting Compliance

   In accordance with Section 16(a) of the Securities Exchange Act of 1934, the Company's directors, officers and any person holding more than ten percent of the Company's Common Stock are required to file reports of ownership and any changes in ownership with the Securities and Exchange Commission, the American Stock Exchange and the Company. The Company believes that all of these filing requirements were satisfied during 1996 by its directors, officers and ten percent holders, except that Mr. Shepard made late filings of three reports of beneficial ownership with thirty-five transactions. The late reports were filed immediately following discovery of the failure to file. In making these statements, the Company has relied on the written representations of its directors and officers and copies of reports they have filed with the Securities and Exchange Commission.

Management recommends a vote FOR the election of the seven nominees to the Board of Directors.

2. APPROVAL OF SELECTION OF INDEPENDENT AUDITORS

   Ernst & Young LLP have been selected as independent auditors to audit the Company's financial records for the year ending December 31, 1997, and management recommends that the selection be approved by the stockholders. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to answer appropriate questions. Ernst & Young LLP have audited the Company's financial statements since 1962, and management considers Ernst & Young LLP to be well qualified. Should the holders of a majority of the shares represented at the Annual Meeting in person or by proxy not approve the selection of Ernst & Young LLP, the Company will interpret that vote as an instruction to seek other auditors. Shares represented at the meeting by proxy which are not voted because the stockholder has elected to abstain will be counted in determining the presence of a quorum but will not be counted as for the selection. Shares represented at the meeting by proxy for which the proxy cards have been left blank will be counted as for the selection.

Management recommends a vote FOR the approval of the selection of Ernst & Young LLP as Independent Auditors of the Company.

3. OTHER MATTERS

   Proxies will be voted on such other business as may properly come before the Annual Meeting, although as of the date of this proxy statement the only matters which management intends to present or knows that others will present at the meeting or any adjournment thereof are the matters listed in the accompanying notice of meeting. As to other business, if any, which may properly come before the meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the person or persons voting such proxies.

   The entire cost of soliciting proxies will be borne by the Company. It is intended to solicit proxies only by mail. To the extent necessary in order to insure sufficient representation, officers and regular employees of the Company may request the return of proxies in person, or by telegram or telephone.

Stockholder Proposals for the 1998 Annual Meeting of Stockholders

   Any stockholder proposal intended to be presented at the 1998 Annual Meeting of Stockholders of the Company must be received at the offices of the Company, 3 Corporate Drive, Danbury, Connecticut 06810-4130, on or before 5:00 p.m. on December 5, 1997 whether or not the proposal is to be included in the Company's proxy materials relating to the meeting. Any stockholder proposal for nomination of a person for election to the Board of Directors at the 1998 Annual Meeting must be so received on or before 5:00 p.m. on January 8, 1998. Timely receipt of a stockholder proposal satisfies only one of the various requirements for inclusion of such a proposal in the Company's proxy materials.

                                              By Order of the Board of Directors
                                                                 Harold F. Mayer
                                                                       Secretary
Dated:  April 4, 1997

COGNITRONICS CORPORATION
PROXY
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints B.J. Kelley, T.P. Murphy and D.H. Shepard as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated on the reverse side all the shares of Common Stock of Cognitronics Corporation held of record by the undersigned on March 27, 1997 at the Annual Meeting of Stockholders to be held at the offices of the Company at 3 Corporate Drive, Danbury, Connecticut, on May 8, 1997 at 10:00 a.m., and any adjournment thereof.

  This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION
IS MADE, THIS PROXY WILL VOTED FOR PROPOSALS 1 AND 2.

COGNITRONICS CORPORATION
P.O. BOX 11257
NEW YORK, NY 10203-0257

(Continued and to be signed on reverse side)

1. ELECTION OF DIRECTORS

   FOR all nominees listed below ___

   WITHHOLD AUTHORITY to vote for all nominees listed below ___

   EXCEPTIONS ___

Nominees: E.S. Davis, B.J. Kelley, J. Meehan, W.A. Merritt, T.P.
Murphy, D.H. Shepard and R.A. Strutt

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL
NOMINEE, MARK THE "EXCEPTIONS" BOX AND STRIKE A LINE THROUGH THAT
NOMINEE'S NAME ABOVE.)

2. TO APPROVE THE SELECTION OF ERNST & YOUNG LLP as independent auditors of the company.

   FOR ___      AGAINST ___      ABSTAIN ___

3. In their discretion, the Proxies are authorized to vote such other business as may properly come before the meeting, including any adjournment thereof.


Change of Address and or Comments Mark Here ___


Please sign exactly as name appears at left. When shares are held by joint tenants, each should sign. When signing as attorney, or executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated: _________________________________, 1996

______________________________________________
Signature

______________________________________________
Signature if held jointly

Votes must be indicated (X) in Black or Blue ink.

Please mark, sign, date and return this Proxy promptly using the enclosed envelope.